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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


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                                   FORM 8-K

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                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 4, 2005

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                                Morgan Stanley
            (Exact name of registrant as specified in its charter)

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       Delaware                          1-11758              36-3145972
(State or other jurisdiction of   (Commission File Number)   (IRS Employer
       incorporation)                                       Identification No.)


 1585 Broadway, New York, New York                          10036
(Address of principal executive offices)                  (Zip Code)

      Registrant's telephone number, including area code: (212) 761-4000

                                Not Applicable
         (Former name or former address, if changed since last report)

                           -------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.  Entry into a Material Definitive Agreement.


On May 4, 2005, Morgan Stanley (the "Company") entered into an agreement with Mr. David W. Heleniak with respect to his employment as a Vice Chairman and Managing Director of the Company and his service on the Management Committee of the Company. The Board of Directors of the Company has approved the hiring of Mr. Heleniak as well as the key economic terms of his agreement, and the Compensation Committee of the Board of Directors of the Company has approved the agreement. The agreement provides that Mr. Heleniak will begin employment with the Company on May 16, 2005 and that he will receive minimum total compensation of $10,000,000 in fiscal 2005, consisting of (1) an annualized base salary of $425,000 and (2) a year-end bonus that is expected to be payable 45% in cash and 55% in equity. The cash portion of the fiscal 2005 year-end bonus will be payable in January 2006, provided that Mr. Heleniak remains employed with the Company through November 30, 2005 or that his employment is terminated by the Company on or before that date without "Cause" or by him for "Good Reason" (as such terms are defined in the agreement).

Mr. Heleniak will receive a one-time award of restricted stock units ("RSUs") valued at $10,000,000 when he commences employment. The number of RSUs that Mr. Heleniak will receive will be determined using the closing price of the Company's common stock on May 16, 2005. The RSUs will (1) vest in four equal installments on the first four anniversaries of the grant date, (2) convert to shares on, or as soon as practicable after, the fifth anniversary of the grant date, (3) vest upon a change in control or a change in ownership of the Company and (4) be subject to certain restrictions and cancellation provisions.

If during fiscal 2005 Mr. Heleniak is terminated by the Company for any reason other than "Cause" or Mr. Heleniak terminates employment with the Company for "Good Reason," the Company will pay Mr. Heleniak $10,000,000 in addition to his minimum total compensation for fiscal 2005. If during fiscal 2006 Mr. Heleniak is terminated by the Company for any reason other than "Cause" or Mr. Heleniak terminates employment with the Company for "Good Reason," the Company will pay Mr. Heleniak an amount equal to two times his minimum total compensation for fiscal 2005 in lieu of any other compensation for fiscal 2006 other than base salary earned. Such payments would be subject to execution by Mr. Heleniak of a general release of claims and other customary terms.

Mr. Heleniak will be accorded full career retirement status for purposes of all non-qualified equity-based awards granted to him during his employment at the Company. Full career retirement status provides that so long as Mr. Heleniak does not engage in any conduct that constitutes a cancellation event under the relevant equity-based award, such equity-based award will vest upon his termination of employment.

Mr. Heleniak will be entitled to a gross-up payment from the Company if it is determined that any payment or distribution he receives from the Company would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or if he incurs any interest or penalties with respect to the excise tax.

Mr. Heleniak will also receive a supplemental lifetime retirement benefit of $400,000 per year that will begin upon the later of the time Mr. Heleniak's employment with the Company is terminated or the time Mr. Heleniak becomes 65 years old.

The above summary is qualified by the entirety of the terms and conditions set forth in the agreement that is filed as Exhibit 10 to this Form 8-K and is incorporated herein by reference.


Item 8.01.  Other Events.

On May 4, 2005, the Company issued a press release announcing that Mr. David
W. Heleniak will join the Company as a Vice Chairman, Managing Director and member of the Company's Management Committee. Mr. Heleniak will report to the Chairman of the Board of Directors and Chief Executive Officer of the Company. The Company's press release is filed as Exhibit 99 to this Form 8-K and is incorporated herein by reference.





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Item 9.01.  Financial Statements and Exhibits.

(c)    Exhibits

       Exhibit
       Number     Description
       ------     -----------

           10 Agreement, dated May 4, 2005, between the Company and Mr. David W. Heleniak.

           99     Press Release, dated May 4, 2005, issued by the Company.

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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                MORGAN STANLEY
                                (Registrant)


                                By: /s/ Ronald T. Carman
                                   ---------------------------
                                   Name:  Ronald T. Carman
                                   Title:  Assistant Secretary


Date: May 10, 2005